Exhibit 99.2

November 19, 2019

The Chefs’ Warehouse Announces Pricing of $130 Million of 1.875% Convertible Senior Notes Due 2024

RIDGEFIELD, Conn., Nov. 19, 2019 (GLOBE NEWSWIRE) -- The Chefs’ Warehouse, Inc. (NASDAQ: CHEF) (the “Company”) today announced the pricing of $130 million aggregate principal amount of its convertible senior notes due 2024 (the “Convertible Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company also granted the initial purchasers of the Convertible Notes a 30-day option to purchase up to an additional $20 million aggregate principal amount of Convertible Notes. The sale of Convertible Notes to the initial purchasers is expected to settle on November 22, 2019, subject to customary closing conditions, and is expected to result in approximately $125.6 million (or approximately $145.0 million if the initial purchasers exercise their option to purchase additional Convertible Notes in full) in net proceeds to the Company after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by the Company.

The Convertible Notes will bear interest at a rate of 1.875% per year and will pay interest semiannually in arrears on June 1 and December 1 of each year, beginning on June 1, 2020. The Convertible Notes will be convertible at the option of holders of the Convertible Notes into shares of the Company’s common stock, together with cash in lieu of any fractional share. The Convertible Notes will mature on December 1, 2024, unless earlier converted or repurchased in accordance with their terms.

The Company intends to use approximately $43.3 million of the net proceeds from the offering of the Convertible Notes to repay all outstanding amounts under its asset-based loan facility and for working capital and general corporate purposes, which may include future acquisitions.

The conversion rate for the Convertible Notes is 22.6249 shares of the Company’s common stock per $1,000 principal amount of the Convertible Notes (which is equivalent to a conversion price of approximately $44.20 per share of the Company’s common stock, representing a premium of approximately 35.0% over the last reported sale price of the Company’s common stock on November 19, 2019 of $32.74 per share), subject to adjustment. Holders of the Convertible Notes may convert all or any portion of their notes, in integral multiples of $1,000 principal amount, at their option at any time prior to the close of business on the scheduled trading day immediately preceding December 1, 2024.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes or the shares of the Company’s common stock issuable upon conversion of the Convertible Notes, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The offer and sale of the Convertible Notes and the shares of the Company’s common stock issuable upon conversion of the Convertible Notes have not been and will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About The Chefs’ Warehouse, Inc.

The Chefs’ Warehouse, Inc. is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 55,000 products to more than 34,000 customer locations throughout the United States and Canada.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934 that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, risks related to the expected closing of the offering, prevailing market and other general economic conditions, and the fact that the Company’s management will have broad discretion in the use of the proceeds from any sale of the Convertible Notes. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. A more detailed description of other potential risk factors that could affect the Company’s business and financial results is contained in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 1, 2019 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information except as required by applicable laws.

Contact:
Investor Relations
Jim Leddy, CFO, (718) 684-8415